Exhibit 107

Calculation of Filing Fee Table

Form S-3
(Form Type)

Associated Banc-Corp
(Exact Name of Registrant as Specified in its Charter)

Table 1. Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule(3)	Amount Registered(3)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)
Senior Debt Securities of Associated Banc-Corp(1)
Subordinated Debt Securities of Associated Banc-Corp(1)
Common Stock, $0.01 par value, of Associated Banc-Corp(1)
Preferred Stock, $1.00 par value, of Associated Banc-Corp(1)
Depositary Shares of Associated Banc-Corp(1) (2)
Warrants of Associated Banc-Corp(1)
Units of Associated Banc-Corp(1)
Total Offering Amount
Total Fee Offsets
Net Fee Due

(1) This Registration Statement also covers such indeterminate amount of securities as may be issued in exchange for, or upon conversion or exercise of, as the case may be, the securities registered hereunder, and delayed delivery contracts that may be issued by Associated Banc-Corp under which the counterparty may be required to purchase senior debt securities of Associated Banc-Corp, subordinated debt securities of Associated Banc-Corp, common stock of Associated Banc-Corp, preferred stock of Associated Banc-Corp, depositary shares of Associated Banc-Corp or warrants of Associated Banc-Corp, or pursuant to the antidilution provisions of such securities registered hereunder. In addition, senior debt securities of Associated Banc-Corp, subordinated debt securities of Associated Banc-Corp, common stock of Associated Banc-Corp, preferred stock of Associated Banc-Corp, depositary shares of Associated Banc-Corp or warrants of Associated Banc-Corp registered hereunder may be sold separately or as units with other such securities registered hereunder.

(2) If Associated Banc-Corp elects to offer to the public fractional interests in shares of the preferred stock of Associated Banc-Corp registered hereunder, depositary receipts will be distributed to those persons purchasing such fractional interests and the preferred stock of Associated Banc-Corp will be issued to the depositary under the deposit agreement. No separate consideration will be received for the depositary shares of Associated Banc-Corp.

(3) An indeterminate amount of securities to be offered at indeterminate prices are being registered pursuant to this Registration Statement. In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all of the registration fees.